UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2021

CAMBIUM NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

Cayman Islands	001-38952	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

c/o Cambium Networks, Inc.

3800 Golf Road, Suite 360

Rolling Meadows, Illinois 60008

(Address of principal executive offices)

+1 (345) 943-3100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	CMBM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☒	Emerging growth company

☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01	Entry into a Material Definitive Agreement

On November 17, 2021 (the "Closing Date"), Cambium Networks entered into a credit agreement (the “BofA Credit Agreement") among Cambium Networks, Ltd. as the borrower (the “Borrower”), Cambium Networks Corporation as Holdings and a Guarantor (“Holdings”), Cambium (US), L.L.C., as Intermediate Holdings and a Guarantor, certain other subsidiaries of Holdings party thereto as Guarantors (with the Borrower and each Guarantor being, individually, a “Loan Party” and collectively, the “Loan Parties”), Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), a Lender, Swingline Lender and an L/C Issuer, the other Lenders party thereto from time to time and Bank of America, N.A. as Sole Lead Arranger and Sole Bookrunner. Capitalized terms used but not otherwise defined herein shall have the meanings as assigned to such terms in the BofA Credit Agreement attached to this Form 8-K as Exhibit 10.34.

The BofA Credit Agreement provides for the provision of loans and other financial accommodations to the Borrower in an aggregate principal amount of up to $75.0 million in the form of (i) a five-year term loan facility (the “Term Facility”) in the amount of $30.0 million, all of which was drawn on the Closing Date to repay the outstanding balance under our Existing Credit Agreement (as defined in Item 1.02), and (ii) a five-year revolving credit facility (the “Revolving Facility” and together with the Term Facility, the “Credit Facilities”) in the amount of $45.0 million, including a $5.0 million sublimit for the issuance of letters of credit and a $5.0 million sublimit for Swingline Loans. The Credit Facilities were made available (a) to repay existing outstanding indebtedness under our Existing Credit Agreement, (b) to pay fees and expenses incurred in connection with the transactions contemplated by the BofA Credit Agreement and (c) for working capital requirements and other general corporate purposes of the Loan Parties and their subsidiaries.

The Revolving Facility shall terminate, and all amounts outstanding thereunder shall be due and payable in full, on the date that is five (5) years after the Closing Date (the “Maturity Date”). The Term Facility shall be subject to repayment of outstanding principal in equal quarterly amounts of $656,250 commencing with the first full fiscal quarter ending after the Closing Date, with the final payment of all amounts outstanding, plus accrued interest, being due on the Maturity Date.

The Revolving Facility includes an accordion feature permitting the Borrower to request, subject to certain conditions, an increase in the Revolving Facility by an additional amount of up to $45.0 million.

The Borrower has the option to borrow Term Loans under the Term Facility in the form of either Base Rate Loans or Eurodollar Rate Loans. The Term Facility borrowed on the Closing Date was borrowed as a Eurodollar Rate Loan with a six (6) month Interest Period. The outstanding principal amounts of the Term Facility bear interest for the applicable Interest Period at a rate per annum equal to the Eurodollar Rate (the rate equal to the London Interbank Offered Rate) for such Interest Period plus the Applicable Rate (which is 2.00% per annum for the first full fiscal quarter following the Closing Date and thereafter ranges from 1.75% to 2.25% per annum, depending on Holdings’ Consolidated Leverage Ratio). If Holdings’ Consolidated Leverage Ratio is less than 1.00:1.00, the Applicable Rate for the Term Facility will be 1.75%. If Holdings’ Consolidated Leverage Ratio is greater than or equal to 1.00:1.00 but less than 2.00:1.00, the Applicable Rate for the Term Facility will be 2.00%. If Holdings’ Consolidated Leverage Ratio is greater than or equal to 2.00:1.00, the Applicable Rate for the Term Facility will be 2.25%.

The Borrower has the option to borrow Revolving Loans under the Revolving Facility in the form of either Base Rate Loans or Eurodollar Rate Loans. The outstanding principal amounts of Eurodollar Rate Loans borrowed under the Revolving Facility bear interest at the same rates as described above for the Eurodollar Rate Loan under the Term Facility.

The outstanding principal amounts of the Credit Facilities that are borrowed as (or converted to) Base Rate Loans under the BofA Credit Agreement bear interest from the applicable Borrowing date at a rate per annum equal to the Base Rate (a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the one (1) month Eurodollar Rate plus 1.75%) plus the Applicable Rate (which is 0.25% per annum for the first full fiscal quarter following the Closing Date and thereafter ranges from 0.00% to 0.50% per annum, depending on Holdings’ Consolidated Leverage Ratio). If Holdings’ Consolidated Leverage Ratio is less than 1.00:1.00, the Applicable Rate for Base Rate Loans under the Revolving Facility will be 0.00%. If Holdings’ Consolidated Leverage Ratio is greater than or equal to 1.00:1.00 but less than 2.00:1.00, the Applicable Rate for Base Rate Loans under the Revolving Facility will be 0.25%. If Holdings’ Consolidated Leverage Ratio is greater than or equal to 2.00:1.00, the Applicable Rate for Base Rate Loans under the Revolving Facility will be 0.50%. The Borrower will pay an undrawn commitment fee ranging from 0.20% to 0.25% (depending on Holdings’ Consolidated Leverage Ratio) on the unused portion of the Revolving Facility.

Obligations under the BofA Credit Agreement are guaranteed by Holdings and its material Subsidiaries pursuant to the BofA Credit Agreement. To secure the obligations of the Loan Parties under the Credit Facilities, each Loan Party has entered into that certain Security and Pledge Agreement (the “Security Agreement”), dated as of November 17, 2021, by and among each of the Loan Parties, as Grantors (as defined in the Security Agreement), each other Grantor from time-to-time party thereto and the Administrative Agent.  Pursuant to the terms of the Security Agreement, the applicable Grantors granted to the Administrative Agent, for the benefit of the Lenders and the other Secured Parties, a valid and perfected first priority lien and security interest, subject to customary exceptions, in (i) equity interests of the Domestic Loan Parties, and (ii) substantially all tangible and intangible personal property of the Domestic Loan Parties (unless and until certain Events of Default have occurred and are continuing, at which time the Administrative Agent may require a Foreign Loan Party to provide a valid and perfected security interest in substantially all of its tangible and intangible assets subject to certain customary exceptions), and all proceeds and products of the property and assets described above.

In addition to the liens granted under the Security Agreement, Cambium (US), L.L.C. entered into a Share Charge, as chargor (the “Chargor”) dated November 17, 2021 (the “Share Charge”) with Bank of America, as Collateral Agent for itself and for the Secured Parties (the “Collateral Agent”), pursuant to which the Chargor pledged to the Collateral Agent the shares of the Borrower.

The BofA Credit Agreement contains certain representations and warranties, certain affirmative covenants, certain negative covenants, certain financial covenants and certain conditions that are customarily required for similar financings.  These covenants include, among others:

•	A restriction on creating or assuming certain liens;
•	A restriction on creating, incurring or assuming additional indebtedness, subject to specified permitted debt;
•	A restriction on making or holding certain investments, subject to certain exceptions;
•	A restriction on mergers, liquidations, consolidations and other fundamental changes, subject to specified exceptions;
•	A restriction on certain sales and other disposition of property or assets, including sale and leaseback transactions, subject to certain conditions and exceptions;
•	A restriction on payments of dividends, share repurchases and other distributions, subject to certain exceptions; and
•	A restriction on entering into certain transactions with affiliates.

In addition, Holdings may not permit its Consolidated Leverage Ratio to exceed 2.75:1.00, and must maintain a minimum Consolidated Fixed Charge Coverage Ratio of not less than 1.25:1.00.

The BofA Credit Agreement also contains customary Events of Default that include, among others, non-payment of principal, interest or fees, violations of certain covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments, cross defaults to material indebtedness and events constituting a change of control. The occurrence and continuance of an Event of Default could result in the termination of commitments under the Credit Facilities and the declaration that all outstanding loans are immediately due and payable in whole or in part.

The foregoing summary of the BofA Credit Agreement and the Security Agreement (collectively, the "Credit Documents") is not complete and is qualified in its entirety by reference to the Credit Documents, copies of which are filed as Exhibits 10.34 and 10.35 and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On November 17, 2021, in connection with entering into the BofA Credit Agreement described in Item 1.01 above, the Borrower repaid in full all outstanding loans, together with interest and all other amounts due on the Closing Date in connection with such repayment, under the Amended and Restated Credit Agreement dated as of December 21, 2017 (as amended, restated, amended and restated, modified or supplemented prior to the Closing Date, the “Existing Credit Agreement”), totaling an aggregate of approximately $30.9 million, and terminated the Existing Credit Agreement and the other Loan Documents (as defined therein). No penalties were due in connection with such repayments.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01(d)	Exhibits

Exhibit No.	Description

10.34	Credit agreement dated November 17, 2021
10.35	Security and Pledge Agreement dated November 17, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBIUM NETWORKS CORPORATION

Dated: November 18, 2021	By:	/s/ Stephen Cumming
	Name:	Stephen Cumming
	Title:	Chief Financial Officer